XO Holdings Reports Second Quarter 2011 Results

HERNDON, VA – August 15, 2011 – XO Holdings, Inc. (OTCBB: XOHO.OB) today announced its 2011 second quarter financial and operational results.

Total revenue for the second quarter of 2011 was $381.7 million compared to $383.6 million in the same period last year. Adjusted EBITDA (a non-GAAP financial measure) was $43.4 million in the second quarter of 2011, an increase of 7%, or $2.9 million over the year-ago period. Adjusted EBITDA as a percentage of revenue remained flat at 11% for the current quarter compared to the same quarter of 2010.

Net loss for the second quarter 2011 was $10.1 million compared to $1.2 million for the year-ago period. XO’s results for the second quarter of 2010 included net investment gains of $5.4 million. There were no investment gains recognized during the second quarter of 2011.

Second Quarter 2011 Financial Results

($ in millions)	Q2 2011	Q1 2011	Q2 2010
Revenue	$381.7	$383.4	$383.6
Adjusted EBITDA (1)	$43.4	$36.0	$40.5
Adjusted EBITDA % (2)	11%	9%	11%
Net Loss	($10.1)	($12.6)	($1.2)
Preferred Stock Accretion	($18.6)	($18.2)	($17.7)
Net Loss Allocable to Common Shareholders	($28.7)	($30.8)	($18.9)
Capital Expenditures	$54.5	$53.2	$57.6
1`1`1Ending Cash & Cash Equivalents	$28.7	$56.4	$66.6

(1) Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2) Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Service Revenue
In the second quarter of 2011, XO’s Strategic Core services, comprised of products largely deployed using IP-enabled technologies as well as non-IP based data transport and networking solutions, generated $242.8 million in revenue, an increase of $26.5 million, or 12% over the year-ago period. This increase principally resulted from strong demand for secure, low-cost solutions and a continued market demand shift away from TDM-based solutions, as evidenced by the increase of $22.0 million, or 32%, in IP VPN, IP Flex and Ethernet services compared to the same period in 2010.

The revenue growth in XO’s Strategic Core services is offset by year-over-year decreases in Legacy and Non-Core products. Revenue from Legacy products, such as more mature and traditional wireline voice, retail long distance, and other TDM-related products and services, decreased $9.7 million, or 7%, during the second quarter, compared to the year-ago period. A decrease of $11.3 million, or 11%, was driven by continuing demand shift from traditional integrated voice and data offerings.  This decrease was partially offset by a $1.6 million increase in pass-through tax and other fees.

Revenue for Non-Core products, consisting of long distance voice services (“LDVS”), transport and networking products, and shared hosting facilities, decreased $18.7 million, or 55%, in the second quarter of 2011 compared to the year-ago period. The decline was primarily driven by a $17.4 million, or 60%, decrease in LDVS, compared to the second quarter of 2010, due to targeted price adjustments implemented to improve margins.

Second Quarter 2011 Service Revenue

($ in millions)	Q2 2011	Q1 2011	Q2 2010	% Change Q2 2011 – Q2 2010
Strategic Core	$242.8	$237.8	$216.3	12%
Legacy	$123.3	$126.9	$133.0	-7%
Non-Core	$15.6	$18.7	$34.3	-55%
Total Revenue	$381.7	$383.4	$383.6	-1%

Corporate Highlights
On July 11, 2011, the Company and ACF Industries Holding Corp. ("ACF"), signed an Agreement and Plan of Merger among the Company, ACF, Arnos Corp ("Arnos"), Arnos Sub Corp ("Arnos Sub"), High River Limited Partnership ("High River"), Barberry Corp. ("Barberry") and together with ACF, Arnos, Arnos Sub and High River, collectively, (the "Parent Group"), and XO Merger Corp., a direct wholly-owned subsidiary of Parent Group ("Merger Sub"). Each member of Parent Group and Merger Sub are affiliates of Carl C. Icahn, the Chairman of the Company's Board of Directors and beneficial owner of approximately 91.76% of the combined voting power of the Company's outstanding shares of capital stock.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), Merger Sub will be merged into the Company and the Company will become a wholly-owned subsidiary of Parent Group (the "Merger"). At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by the Parent Group or held in treasury and (ii) shares in respect of which appraisal rights have been properly exercised under Delaware law) will be canceled and will be automatically converted into the right to receive $1.40 in cash without interest plus a non-transferable, uncertificated contract right (“CVR”)to receive a pro rata share of certain proceeds received by Parent Group or its affiliates in certain circumstances if Parent Group consummates or enters into a definitive agreement providing for a sale of the Company or its assets within a one year period of the execution date of the Merger Agreement (the "Merger Consideration") and such sale is consummated.

The cash portion of the Merger Consideration represents an 84% premium over the last reported trading price as quoted by Bloomberg L.P. on January 18, 2011, the last trading day prior to the Company's announcement on January 19, 2011 that it had received ACF's proposal to acquire all of the outstanding stock of the Company, and a 126% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. as of the same date, on January 18, 2011. The cash portion of the Merger Consideration represents a 109% premium over the last reported trading price as quoted by Bloomberg L.P. on July 8, 2011, the last full trading date prior to execution of the Merger Agreement.

The Board of Directors of the Company, acting upon the unanimous recommendation of a Special Committee formed on January 21, 2011 to consider, review, and evaluate the original proposal made by ACF on January 19, 2011, has (i) determined that the Merger Agreement and the Merger are in the best interests of the Company and the stockholders of the Company other than the Parent Group, and declared it advisable to enter into the Merger Agreement with the Parent Group and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth therein and (ii) approved and declared advisable the Merger Agreement and the Merger in accordance with the DGCL.

The Merger is currently expected to close before the end of the third quarter 2011. If completed, the Merger will, under laws of the state of Delaware, result in the Company becoming a privately held company and the Company Common Stock will no longer be listed on the OTCBB or Pink Sheets.

On August 11, 2011, the Promissory Note, which was originally entered into on October 8, 2010, with Arnos was amended.  The Promissory Note provides us with access to a $50.0 million revolving credit facility at an annual interest rate equal to the greater of LIBOR plus 525 basis points or 6.75%. On February 11, 2011, at our request, we entered into the Amendment to the Promissory Note with Arnos. The Amendment extended the latest maturity date of the Promissory Note from October 8, 2011 to May 1, 2012.   On August 11, 2011, at our request, we entered into the Second Amendment to the Promissory Note with Arnos.  The Second Amendment extended the latest maturity date of the Promissory Note from May 1, 2012 to August 16, 2012.  Accordingly, the maturity date of the Promissory Note is the earliest of (i) August 16, 2012, (ii) the date on which any financing transaction, whether debt or equity, is consummated by us or certain of our affiliates in an amount equal to or greater than $50.0 million, and (iii), at our option, a date selected by the Company that is earlier than August 16, 2012.  The Promissory Note includes a fee of 0.75% on undrawn amounts. As of August 15, 2011, no amounts have been drawn on the Promissory Note.

Second Quarter Network and Operations Highlights
During the second quarter of 2011, XO continued to enhance its service offerings and solidify its position as a leading provider of broadband services to business customers, government agencies, telecommunications carriers, and service and internet content providers.

In May 2011, the Company announced that it will be expanding its international network services capabilities to include European IP/MPLS IP-VPN nodes, plus access to 48 countries throughout Europe, Asia/Pacific, North America and South America, as well as the U.S. territories of Guam, Puerto Rico and the U.S. Virgin Islands. Once complete, the expansion will enable XO Communications to offer its enterprise and carrier customers Dedicated Internet Access, Ethernet, MPLS IP-VPN and Private Line services to more locations around the world.

The Company announced new and enhanced partnerships with i365 Inc., a Seagate Company, and DLT Solutions, a leading value-added reseller in government information technology software and services. The Company and i365 Inc. plan to deliver an integrated portfolio of on-premise and cloud-based storage solutions based on i365’s EVault® data protection products and services, which will provide professional-grade data protection to more than 32,000 mid-size businesses and enterprises with remote and branch office locations. DLT Solutions will offer XO Communications’ enterprise VoIP and SIP trunking, managed MPLS and Ethernet VPLS wide area networking, and high-performance data center and network connectivity solutions to federal government agencies.

About XO Holdings
XOH is a leading nationwide provider of advanced broadband communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks and broadband wireless capabilities, XO Communications offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing XO’s expectations regarding the Merger, ability to execute upon its business strategy, remain focused on advancing high-growth sectors of its business, pursue growth and acquisition opportunities and generate funds from operations or from future financing sufficient to fund XO’s business plan and also give the company the resources necessary to take advantage of strategic growth opportunities. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XO Holdings, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors.  Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

Contact:
Dan Brady/Courtney Harper
Reputation Partners (for XO Communications)
T: 312-447-2560

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$381,726	$383,646	$765,095	$753,196

Cost of service (exclusive of depreciation and amortization)	223,560	218,867	453,195	427,342
Selling, general and administrative	116,774	124,416	234,841	255,049
Depreciation and amortization	48,624	45,304	95,972	90,172
Loss on disposal of assets	2,146	1,213	2,356	3,121
Total costs and expenses	391,104	389,800	786,364	775,684
Loss from operations	(9,378)	(6,154)	(21,269)	(22,488)

Interest expense, net	(478)	(103)	(942)	(80)
Investment gain, net	-	5,374	25	5,374

Net loss before income taxes	(9,856)	(883)	(22,186)	(17,194)

Income tax expense	(258)	(306)	(520)	(601)

Net loss	(10,114)	(1,189)	(22,706)	(17,795)

Preferred stock accretion	(18,584)	(17,725)	(36,807)	(37,880)

Net loss allocable to common shareholders	$(28,698)	$(18,914)	$(59,513)	$(55,675)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.16)	$(0.10)	$(0.33)	$(0.31)

Weighted average shares, basic and diluted	182,075	182,075	182,075	182,075

Total adjusted EBITDA	$43,364	$40,455	$79,339	$71,035

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)

Cash, cash equivalents and marketable securities	$28,727	$69,811
Accounts receivable, net	138,088	142,663
Other current assets	42,595	22,600
Property and equipment, net	825,457	814,408
Intangible assets, net	25,233	25,233
Other assets	60,409	58,714
Total assets	$1,120,509	$1,133,429

Accounts payable and other current liabilities	$301,852	$282,466
Other long-term liabilities	126,745	136,247
Class B convertible preferred stock	682,191	658,982
Class C perpetual preferred stock	262,910	249,312
Total stockholders' deficit	(253,189)	(193,578)
Total liabilities, preferred stock and stockholders' deficit	$1,120,509	$1,133,429

XO HOLDINGS, INC.
Reconciliation of Net Loss Before Income Taxes to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net loss before income taxes	$(9,856)	$(12,330)	$(883)	$(22,186)	$(17,194)

Depreciation and amortization	48,624	47,348	45,304	95,972	90,172

Loss on disposal of assets	2,146	210	1,213	2,356	3,121

Investment gain, net	-	(25)	(5,374)	(25)	(5,374)

Interest expense, net	478	464	103	942	80

EBITDA	41,392	35,667	40,363	77,059	70,805

Merger transaction expenses	1,972	251	-	2,223	-

Stock-based compensation	-	57	92	57	230

Adjusted EBITDA (1)	$43,364	$35,975	$40,455	$79,339	$71,035
(1)  Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, stock-based compensation and expense associated with the Merger transaction. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.